EXHIBIT 99.2

FOR IMMEDIATE RELEASE Contact: Wendy L. Simpson, CEO & President Pam Kessler, SVP & CFO (805) 981-8655

LTC ANNOUNCED PRICING AND SALE OF
1,970,000 SHARES OF ITS COMMON STOCK

WESTLAKE VILLAGE, CALIFORNIA, August 3, 2010 — LTC Properties, Inc. (NYSE:LTC) announced today that it has agreed to sell 1,970,000 common shares at $24.70 per share in a registered direct placement to certain institutional investors.  LTC expects to receive net proceeds from the offering of approximately $48.1 million and expects to close the transaction on August 6, 2010.  The Company intends to use the net proceeds to redeem shares of its Series E Preferred Stock and partially redeem shares of its Series F Preferred Stock and for other general corporate purposes.

CSCA Capital Advisors, LLC acted as Placement Agent in this transaction.  Weeden & Co. Inc. will act as Settlement Agent.

The common shares were issued pursuant to a prospectus supplement and accompanying prospectus filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3 that is effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful. Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: CSCA Capital Advisors, LLC at 280 Park Avenue, 10th Floor, New York, NY 10021 at (212) 446-9177.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.  For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future.  All statements other than historical facts contained in this press release are forward looking statements.  These forward looking statements involve a number of risks and uncertainties.  All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements.  Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct.  The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.